As filed with the Securities and Exchange Commission on September 2, 2005
Registration No. 333-____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRM CORPORATION
(Exact name of registrant as specified in its charter)

OREGON (State or other jurisdiction of incorporation or organization)	93-0809419 (IRS Employer Identification No.)
5208 NE 122nd Avenue
Portland, Oregon 97230-1074
(Address, including zip code,)
of Principal Executive Offices)

TRM Corporation 2005 Omnibus Stock Incentive Plan
TRM Corporation 2001 Nonqualified Stock Option Plan
(Full title of plans)

Amy B. Krallman
Senior Vice President
TRM Corporation
5208 NE 122nd Avenue
Portland, OR 97230-1074
(503) 257-8766
(Name, address and telephone number of agent for service)
Copy to:
J. Baur Whittlesey, Esquire
Ledgewood Law Firm
1521 Locust Street, 8th Floor
Philadelphia, PA 19102
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
	Amount to be	offering price	aggregate	registration
Title of securities to be registered	registered(1)	per share	offering price	fee
Common Stock, no par value
Shares not previously registered	715,000(2)	$15.33(3)	$10,960,950(3)	$1,291
Shares previously registered	2,985,000(4)	N/A(4)	N/A(4)	N/A(4)

All capitalized terms used in the following footnotes are defined in the Explanatory Note below.

(1)	In addition, pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also be deemed to cover an indeterminate number of additional shares of common stock issuable in the event the number of outstanding shares of the Company is increased by stock split, reclassification, stock dividend or the like.

(2)	Includes 600,000 shares issuable under the 2005 Plan, 100,000 shares issuable under the 2001 Plan and 15,000 shares issuable under the 1996 Plan. Of the 100,000 shares issuable under the 2001 Plan, 95,000 shares are Reserved Shares and 5,000 shares are Unallocated Shares. Pursuant to the terms of the 2005 Plan, these 5,000 Unallocated Shares are hereinafter available for issuance under the 2005 Plan. In the event that any of the options relating to these 95,000 Reserved Shares are forfeited or cancelled pursuant to the terms of the 2001 Plan, such shares will be available for issuance under the 2005 Plan. The 15,000 shares issuable under the 1996 Plan are Unallocated Shares which are hereinafter available for issuance under the 2005 Plan.

(3)	The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The calculation of the registration fee for the shares to be registered is based on the average of the high and low prices for the Common Stock on August 29, 2005.

(4)	These shares were previously registered and are being carried forward from Registration Statement Nos. 333-26989, 333-67433 and 333-92535 relating to the 1996 Plan and Registration Nos. 33-74354 and 33-55370 relating to the 1986 Plan. Registration fees of $800.25, $1,320.50, $2,107.65, $1,189.66 and $3,856.84 respectively, were paid in connection with these Form S-8s filed for the 1996 Plan and 1986 Plan; therefore, no filing fee with respect to those shares is required. These shares are being moved to this Form S-8 for issuance under the 2005 Plan as described in the Explanatory Note below in accordance with Interpretation 90 under Section G of the Securities and Exchange Commission Division of Corporate Finance Manual of Publicly Available Telephone Interpretations and Instruction E to the General Instructions to Form S-8.
EXPLANATORY NOTE
     On May 17, 2005, the shareholders of TRM Corporation (the “Company”) approved the TRM Corporation 2005 Omnibus Stock Incentive Plan (the “2005 Plan”). The number of shares of common stock, no par value (the “Common Stock”) of the Company authorized for issuance under the 2005 Plan is the sum of 600,000 shares (the “2005 Plan New Shares”) plus the number of shares remaining available for issuance under the Company’s other equity compensation plans. The Company has shares that remain unallocated and available for issuance under two of its plans (the “Unallocated Shares”): 5,000 shares under the TRM Corporation 2001 Nonqualified Stock Option Plan (the “2001 Plan”) and 16,725 shares under the Restated 1996 Stock Incentive Plan (the “1996 Plan”). Pursuant to the terms of the 2005 Plan, the Unallocated Shares may now only be offered or sold under the 2005 Plan. In addition to the Unallocated Shares, 1,517,775 shares (the “Reserved Shares”) are currently reserved for issuance pursuant to outstanding options under the 2001 Plan, the 1996 Plan and the Restated 1986 Stock Incentive Plan (the “1986 Plan”). In the event that any of the options relating to the Reserved Shares are forfeited or cancelled pursuant to the terms of their respective plans, such Reserved Shares will also be available for issuance under the 2005 Plan. Thus, the maximum aggregate number of shares issuable under the 2005 Plan is 2,139,500. This number will be reduced by the number of Reserved Shares issued pursuant to currently outstanding options under the 2001 Plan, 1996 Plan and the 1986 Plan.
     Shares of Common Stock authorized for issuance pursuant to the 1986 Plan have previously been registered on Form S-8 under the Securities Act of 1933, as amended. All but 15,000 shares of Common Stock authorized for issuance pursuant to the 1996 Plan (the “Unregistered 1996 Plan Shares”) have previously been registered on Form S-8. The 100,000 shares of Common Stock authorized for issuance pursuant to the 2001 Plan (the “2001 Plan Shares”) have not previously been registered. As described in the footnotes to the fee table above, this Registration Statement is (i) registering the 2005 Plan New Shares, the 2001 Plan Shares and the Unregistered 1996 Plan Shares; (ii) moving the 21,725 Unallocated Shares (including the Unregistered 1996 Plan Shares) from the 1996 Plan to this Form S-8 for issuance under the 2005 Plan; and (iii) to the extent any of the options relating to the Reserved Shares are forfeited or cancelled under the 2001 Plan, the 1996 Plan or the 1986 Plan, moving such Reserved Shares to this Form S-8 for issuance under the 2005 Plan.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
ITEM 1. PLAN INFORMATION.
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Explanatory Note to Part I of Form S-8.
ITEM 2. REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Explanatory Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents of the registrant filed with the SEC are incorporated by reference in this registration statement:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2004;
•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;
•	Current Reports on Form 8-K/A filed with the SEC on February 7, 2005 and June 10, 2005 and on Form 8-K on March 10, 2005 and May 24, 2005 (dated May 17, 2005); and
•	The description of the registrant’s common stock contained in the registration statement on Form 8-A, filed November 1, 1991 and amended on December 13, 1991.
All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered pursuant to this registration statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.
ITEM 4. DESCRIPTION OF SECURITIES.
Not Applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not Applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Under the provisions of Sections 60.394 and 60.407 of the Oregon Business Corporation Act, TRM Corporation, or the Company, is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer if the director or officer is successful in the defense of such proceedings. Section 60.391 provides that the Company may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the registrant or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful. Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings). In a shareholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable to the registrant (except for expenses allowed by a court).
The Company’s restated articles of incorporation provide for indemnification of its directors and officers to the full extent permitted by applicable law. Under the provisions of the Company’s restated bylaws, the Company is required to indemnify officers or directors to a greater extent than under the current provisions of Section 60.414 of the Oregon Business Corporation Act. Except with respect to shareholder derivative actions, the bylaw provisions generally state that the director or officer will be indemnified against expenses, amounts paid in settlement and judgments, fines, penalties and/or other amounts incurred with respect to any threatened, pending or completed proceeding, provided that (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.
The foregoing standards also apply with respect to the indemnification of expenses incurred in a shareholder derivative suit. However, a director or officer may only be indemnified for settlement amounts or judgments incurred in a derivative suit to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
In accordance with the Oregon Business Corporation Act, the Company’s restated articles of incorporation contain a provision to limit the personal liability of its directors for violations of their fiduciary duty. This provision eliminates each director’s liability to the Company or its shareholders, for monetary damages except (i) for breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 60.414 of the Oregon Business Corporation Act providing for liability of directors for unlawful distributions or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.
The Company maintains directors’ and officers’ liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer of itself or any direct or indirect subsidiary, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not Applicable.
ITEM 8. EXHIBITS.
The Exhibits furnished as part of this registration statement on Form S-8 are identified in the Exhibit Index immediately following the signature pages of this registration statement. Such Exhibit Index is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.
Undertakings required by Item 512(a) of Regulation S-K
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
Undertakings required by Item 512(b) of Regulation S-K
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Undertakings required by Item 512(h) of Regulation S-K
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on September 2, 2005.

TRM CORPORATION
By:	/s/ Amy B. Krallman
	Name:	Amy B. Krallman
	Title:	Senior Vice President

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth L. Tepper, Daniel O’Brien and Amy B. Krallman, or any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional registration statement filed pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on September 2, 2005.

Signature	Title

/s/ Daniel G. Cohen	Chairman of the Board

Daniel G. Cohen

/s/ Kenneth L. Tepper	President & CEO (Principal Executive Officer)

Kenneth L. Tepper

/s/ Daniel E. O’Brien	Chief Financial Officer (Principal Financial Officer)

Daniel E. O’Brien

/s/ Nancy Alperin	Director

Nancy Alperin

/s/ Edward E. Cohen	Director

Edward E. Cohen

/s/ Slavka Glaser	Director

Slavka Glaser

/s/ Hersh Kozlov	Director

Hersh Kozlov

Signature	Title

/s/ Lance Laifer	Director

Lance Laifer

/s/ Alan D. Schreiber	Director

Alan D. Schreiber, M.D.

/s/ Harmon S. Spolan	Director

Harmon S. Spolan

EXHIBIT INDEX

Description
4.1	Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1(b) of Form 10-K for the fiscal year ended June 30, 1998)

4.2	Amendments to the Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1(a) of Form 10-K for the fiscal year ended June 30, 1998)

4.3	Restated Bylaws (incorporated herein by reference to Exhibit 3.2 of Form 10-K for the fiscal year ended June 30, 1998)

4.4	Specimen Stock Certificate (incorporated herein by reference to Exhibit 4.1 of Form S-3/A filed on August 25, 2004 [No. 333-116748])

4.5	Investors’ Rights Agreement (incorporated herein by reference to Exhibit 4.1 of Form 8-K dated July 9, 1998)

5.1	Opinion of Perkins Coie LLP

23.1	Consent of Perkins Coie LLP (contained in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included as part of signature page)